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                                                                    EXHIBIT 10.6

As of February 28, 1997



Universal Music & Video Distribution
70 Universal City Plaza
Universal City, CA  91608
Attention:  Michael Ostroff, Esq.

RE:  Amendment to Playboy Entertainment Group, Inc. Distribution Agreement

Gentlemen:

Reference is made to that certain letter agreement dated as of August 22, 1991 between Uni Distribution Corp., now known as Universal Music & Video Distribution ("Uni"), and Playboy Video Enterprises, Inc., the predecessor in interest to Playboy Entertainment Group, Inc. ("Playboy"), as such letter agreement has been supplemented and amended, including by that certain letter amendment dated as of March 24, 1995 between Uni and Playboy (such as of March 24, 1995 letter amendment is referred to as the "First Amendment"; and such August 22, 1991 letter agreement, as it has been supplemented and amended, is referred to as the "Agreement"). All defined terms used in this second letter amendment (the "Second Amendment") and not defined herein are defined in the Agreement. Uni and Playboy desire further to supplement and amend the Agreement as follows:

1. Term. The third contract year of the Term for both Catalog Programs and New Release Programs shall be extended to June 15, 1998, and the Term for both Catalog Programs and New Release Programs shall terminate on such date, subject to extension of the Term for only New Release Programs pursuant to subparagraph 3(a) of the First Amendment.

2. No Extension or Refund for Unrecouped Catalog Program Advances. Subparagraph 6(b)(vii) of the First Amendment is amended by deleting all of the remainder of such subparagraph 6(b)(vii) of the First Amendment after the words "to Playboy pursuant to Paragraph 7 below." in Line 10 of such subparagraph. Thus, if Uni has not recouped the total amount of the Advances for all contract years of the Term for Catalog Programs paid to Playboy pursuant to Paragraph 7 of the First Amendment, there shall be no potential extension of the Term for Catalog Programs beyond June 15, 1998, nor shall Playboy be obligated to refund to Uni any portion of the then-unrecouped amount of such total Advances paid to Playboy.

3. Formats. As of February 28, 1997, the format commonly known as "digital versatile disc(s)" ("DVD(s)") shall be excluded from the authorized formats under the


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     Agreement until the first to occur of the following dates (a) June 15,
     1998, or (b) the date on which Uni notifies Playboy (or Playboy notifies
     Uni) in writing, accompanied by reasonably satisfactory written evidence, that published Electronic Industry Association statistics evidence that the installed base of DVD hardware players in the United States for home video only use (versus hardware players with computer DVD capabilities) has reached three million (3,000,000) individual units (the first of such dates to occur is referred to as the "DVD Termination Date"). If the DVD Termination Date is prior to June 15, 1998, then as of the DVD Termination Date the authorized formats under the Agreement shall once again include DVDs.

4.   DVD Distribution.

     (a) Image Entertainment, Inc. Playboy shall have the right to grant to Image Entertainment, Inc. ("Image") the right to distribute any or all New Release Programs and Catalog Programs in any part of the Territory in the DVD format, at any time from February 28, 1997 through the DVD Termination Date.

     (b) Grace Period. If the DVD Termination Date is prior to June 15, 1998, then Playboy also shall have the right to grant to Image a six (6)- month "grace" period (the "Grace Period") following the DVD Termination Date during which Image shall continue to be authorized to manufacture, sell and distribute in the Territory DVDs of any or all New Release Programs and Catalog Programs that either have been previously released by Image or for which Image has paid Playboy an advance against Playboy's share of revenues from the distribution of such DVDs.

     (c) Uni Royalty. Playboy shall cause Image to pay to Uni a royalty equal to seven and one-half percent (7.5%) of all "net invoiced sales" by Image (and as otherwise defined in Section 5 of the Agreement) of DVDs of New Release Programs and Catalog Programs in the Territory during the period commencing February 28, 1997 and ending on the first to occur of (i) the end of the Grace Period, or (ii) June 15, 1998 (such period is referred to as the "DVD Distribution Term"). Such sums shall be payable by Image to Uni on a calendar quarterly basis. All allowances for reserves taken during the DVD Distribution Term shall be retroactively adjusted in accordance with the provisions of the Agreement regarding allowances for reserves, and any additional royalties payable to Uni on account of such adjustments shall be paid at the time of such adjustments, including, if applicable, after the DVD Distribution Term.

     (d) Suggested Retail and Wholesale Pricing for DVD. During the DVD Distribution Term, Playboy agrees that the suggested retail price in the Territory for DVDs of New Release Programs and Catalog Programs shall not be lower than the full suggested retail price for one-half inch (1/2") VHS videocassette copies ("Videocassettes") of the same New Release Program or Catalog Program in the Territory, and that the suggested wholesale price in

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          the Territory for DVDs of New Release Programs and Catalog Programs
          shall not be lower than the full suggested wholesale price for Videocassettes of the same New Release Program or Catalog Program in the Territory.

     (e) Uni DVD Responsibilities. During the DVD Distribution Term, Uni shall have no responsibility for the manufacture, sale, collection of revenue or the distribution of DVDs by Image.

Except as set forth in this Second Amendment, the Agreement is not otherwise modified in any respect, and the Agreement, as supplemented and amendment by this Second Amendment, is ratified and confirmed.

If this Second Amendment accurately reflects the agreement between Uni and Playboy with respect to the subject matter of it, please so indicate by signing this Second Amendment in the appropriate space provided below.

Very truly yours,


PLAYBOY ENTERTAINMENT GROUP, INC.


By:  /s/ Myron DuBow
     --------------------------------
  Myron DuBow
  Sr. V.P. Business and Legal Affairs
-------------------------------------
        Name and Title


ACCEPTED AND AGREED TO:

UNIVERSAL MUSIC & VIDEO DISTRIBUTION


By:  /s/ Michael Ostroff
     --------------------------------
  Michael Ostroff
  Sr. V.P. Business & Legal Affairs
-------------------------------------
        Name and Title


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